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                                                                   Exhibit 10.34

                               [LOGO OF LOUDEYE]


                                        April 4, 2001


John Shaw
11728 Wilshire Blvd., B-1411
Los Angeles, Calif.  90025

Dear John,

     On behalf of Loudeye Technologies, Inc., a Delaware corporation (the "Company"), I am pleased to offer you the position of Vice President, Corporate Communications of the Company. Speaking for myself, as well as the other members of the Company's management team, we are very much looking forward to having you on the Loudeye team.

     The terms of your new position with the Company are as set forth below:

          1.   Position.

               a. You will be the Vice President, Corporate Communications of the Company, working out of the Company's headquarters in Seattle, Washington. You will report to the President and CEO.

               b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

          2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on April 9, 2001.
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April 4, 2001
Page 2

          3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

          4.   Compensation.

               a. Base Salary. You will be paid a monthly salary of $12,500.00, which is equivalent to $150,000.00 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other employees of the Company).

               b. Annual Review. Your base salary will be reviewed annually as part of the Company's normal salary review process and at the discretion of President and CEO and approved by the Board of Directors.

               c. Annual Bonus. You are eligible to receive an annual bonus of up to $45,000.00 (or 30% of your base salary) which will be determined at the discretion of the President and CEO and approved by the Board of Directors, based on the achievement of objectives met by the Company and those set forth for you based on individual performance.

          5. Stock Options. You will be eligible to participate in any stock option or other incentive programs available to officers or employees of the Company. Your initial grant amount will be issued on your Start Date and will total 187,000 Nonqualified Stock Options. This grant shall have a ten-year term and shall be exercisable at the rate of 18.75% of the shares on the nine month anniversary from your Vesting Commencement Date, which shall be your Start Date, and quarterly thereafter at a rate of 6.25% of the total number of options every quarter until fully vested (pro-rated for any periods less than a full calendar quarter). The exercise price per share of your Initial Option Grant will be equal to the Company's closing common stock price on your Start Date.

          6. Change of Control. If the Company experiences a change in control and effective upon the closing of the change of control, the vesting and exercisability of these options will accelerate with respect to 50% of the total number of shares originally subject to these options. The amount of vesting acceleration in the preceding sentence is in addition to any vesting acceleration that applies to the options under the terms of the Company's stock plan, provided that except as set forth in the following sentence, the maximum number of shares that may be accelerated shall not exceed 50% of the total number of shares originally subject to the options. In addition, if you are terminated without Cause or you resign for Good Reason within twelve months after a change in control, vesting will accelerate with respect to 100% of the shares underlying these options.
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April 4, 2001
Page 3

               "Cause" for termination of your employment shall exist if you willfully fail to substantially perform your duties and responsibilities to the Company, have repeated unexplained or unjustified absences from the Company, commit any act of fraud, embezzlement, dishonesty or other willful misconduct that causes or would likely cause material injury to the Company, use or disclose without authorization any proprietary information or trade secrets of the Company (or other parties to whom you owe an obligation of confidentiality as a result of your relationship with the Company), or willfully breach your obligations under any agreement with the Company including the Confidentiality Agreement.

               You will be considered to resign for "Good Reason" if you resign your employment with the Company within 30 days following a material reduction in your job responsibilities, duties, reporting structure or title (provided that neither a change in title nor reassignment following a change of control to a position substantially similar to the position you held prior to the change of control constitutes such a reduction), without your approval the Company requires you to change your place of work to a location more than 35 miles from your work place prior the change of control, or a material reduction in your then-current base salary (provided that an across the board reduction in salaries of all other similarly-placed employees by the same percentage as part of a general salary reduction does not constitute such a salary reduction).

               For purposes of the preceding two paragraphs, the term "Company" shall be interpreted to include affiliates and successors to the Company, if appropriate.

          7. Benefits. The Company will provide you and your dependents with standard medical and optional dental and vision insurance benefits. The Company will subsidize 100% of these premiums. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company's standard form of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law. You will also be eligible to participate in all standard employee benefits including the following: 17 general vacation/sick/personal days; 8 paid Holidays; the Company's 401K plan; Employee Stock Purchase Program; Short and Long Term Disability plans; Soft Dollar "Life Enhancement" plan; and the Company's Flexible Spending Account plan. Also, in addition to the $150,000.00 of employer paid Life and AD&D insurance, you are also eligible to apply for voluntary Life insurance and will receive a guarantee issue of $50,000.00 if you elect coverage. If you complete and pass a medical questionnaire and possible medical exam, you are eligible to receive up to $300,000.00 upon approval.

          8. Proprietary Information and Inventions Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and
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April 4, 2001
Page 4

               Inventions Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

          9. Confidentiality of Terms. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

          10. Severance Agreement. If your employment is terminated by the Company or its successor for any reason other than Cause, as reasonably determined by the Company's Board of Directors, or if you resign for Good Reason, you will be entitled to receive continuation of your base salary and reimbursement of your insurance benefit expenses for six (6) months following the date of termination of your employment.

          11. At-Will Employment. Notwithstanding the Company's obligation described in Section 8 above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

          12. Relocation Bonus. You will be able to expense the reasonable direct costs associated with your relocation to Seattle from Los Angeles. In addition, you will be permitted to expense reasonable temporary housing and travel expenses to the Company for the estimated one-month transition period until your relocation is complete. It is anticipated that these expenses would not exceed $15,000.
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April 4, 2001
Page 5

     John, we are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Proprietary Information and Inventions Agreement. This letter, together with the Proprietary Information and Inventions Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.


                                        Very truly yours,


                                        LOUDEYE TECHNOLOGIES

                                        /s/ Tiffany Baird

                                        Tiffany Baird
                                        Vice President, Human Resources


ACCEPTED AND AGREED:

John Shaw

         /s/ John Shaw
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Signature

         April 4, 2001
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Date

Enclosure:  Proprietary Information and Inventions Agreement